Exhibit 10.10

August 27, 2018

Mr. Yann Mazabraud

15, avenue Aristide Briand

78360 Montesson, Paris

France

Dear Yann:

We are pleased to provide you with the following offer to join Trevi Therapeutics, Inc. (“Trevi”) as our Chief Commercial Officer and Head of International. This letter will summarize the details of our offer to join the team as an employee of Trevi and to be located in Paris, France. In this position you will be reporting to the President & CEO, and will be responsible for all aspects of the commercial function, developing and overseeing our international operations as well as being an integral member of the executive leadership team.

POSITION:	Chief Commercial Officer and Head of International

START DATE:	September 1, 2018

ANNUAL BASE SALARY:	$310,000 (260,000 Euros as of start date, paid monthly) This position is exempt under France Employment Law and you therefore will not receive overtime pay.

TARGETED INCENTIVE BONUS:	The target bonus will be 30% and will be determined annually by the Company’s Board of Directors based upon the achievement of our corporate goals.

BENEFITS:	Trevi, through TriNet, offers a full range of benefits for its employees and qualified dependents. Trevi’s benefit plans include medical, dental, vision, life and short and long term disability coverage beginning your first date of employment, according to the terms of each plan, including employee contributions, as applicable. We will work with you to get the appropriate benefits in France.

STOCK OPTIONS:	You will be granted 936,340 options (bringing you up to 1.0% of fully diluted shares, including tranche 2 of Series C) on your start date, which will vest in accordance with the board-approved vesting schedule. The strike price will be based on the fair market value of the Company’s common stock as determined by an external 409a valuation that is approved by the Board of Directors.

VACATION AND HOLIDAYS:	You will be entitled to five weeks (25 days) of vacation per year as well as Public holidays, as mandated by French law. As required by French law,

195 CHURCH STREET, 14TH FLOOR, NEW HAVEN, CT 06510 203 304 2499 WWW.TREVITHERAPEU.TICS.COM

you must inform Trevi in the event of sickness or occupational accident within 48 hours.

Nothing contained in this letter is intended nor should be deemed to imply any commitment with regard to the duration of your employment and your employment is considered to be “At-Will”. As such, there is no burden or obligation of any type on you or the company to maintain your employment for any specified period or duration of time. In addition, any and all Trevi plans and policies are subject to change at any time, with or without notice.

This letter supplements the Indefinite Term Employment Contract between you and Trevi, prepared under French law. By accepting this offer, you also agree that you will present verification that you are eligible for hire in France, as required by law.

Please return your signed offer letter, as well as a signed copy of the Invention and Non-Disclosure Agreement.

Yann, I am very happy that you have decided to join the Trevi team. I have no doubt that your contributions will be critical in the execution of our business plan and that you will be a major contributor to the overall success and value of the company.

If you have any questions regarding our offer of employment, please feel free to contact me at the office at (203) 304-2499.

Sincerely,	Offer Accepted:

/s/ Jennifer Good	/s/ Yann Mazabraud
Jennifer Good President & CEO Trevi Therapeutics, Inc.	Signature Yann Mazabraud	Date 08/29/2018